Emerging Markets Core Fund
A Portfolio of Federated Hermes Core Trust

SUPPLEMENT TO PRIVATE OFFERING MEMORANDUM AND STATEMENT OF ADDITIONAL INFORMATION DATED DECEMBER 29, 2022
On February 14, 2023, the Board of Trustees of the Emerging Markets Core Fund (the “Fund”) approved the transfer of the sub-advisory agreement of the Fund from Federated Hermes (UK) LLP to Hermes Investment Management Limited. The Fund’s Private Offering Memorandum and Statement of Additional Information were supplemented on April 20, 2023 to describe the changes related to the transfer which was anticipated for July 1, 2023.
As of the date of this supplement, shareholders are advised that the sub-advisory services transfer has been postponed and that Federated Hermes (UK) LLP remains the Fund’s sub-adviser.
Shareholders will be advised when a new transfer date is determined.
June 30, 2023

Emerging Markets Core Fund
Federated Hermes Funds
4000 Ericsson Drive
Warrendale, PA 15086-7561
Contact us at FederatedHermes.com/us
or call 1-800-341-7400.
Federated Securities Corp., Distributor
Q456032 (7/23)
© 2023 Federated Hermes, Inc.